Exhibit 99.1

Byline Bancorp, Inc. Reports Second Quarter 2017 Financial Results

Second Quarter 2017 Summary

•	Net income of $6.1 million for second quarter of 2017

•	Successful initial public offering raises net proceeds of $82.7 million

•	As previously disclosed, negotiated the repurchase of Series A preferred stock and records preferred stock dividend of $10.5 million as part of the transaction, impacting diluted earnings per share by $0.42

•	Net interest margin improves to 4.02%

•	Non-interest bearing deposits composition improves to 30.8%

•	Loan pipelines remain strong at the end of the quarter

•	Efficiency ratio improves to 66.23%

Chicago, IL, July 27, 2017 – Byline Bancorp, Inc. (NYSE: BY), the holding company of Byline Bank, today reported net income of $6.1 million for the second quarter of 2017, compared with net income of $6.6 million for the first quarter of 2017, and net income of $2.6 million for the second quarter of 2016.

“We are pleased to report our second quarter earnings, for the first time as a public company, following the successful completion of our initial public offering and listing on the New York Stock Exchange on June 30, 2017,” said Alberto Paracchini, President and Chief Executive Officer of Byline Bancorp, Inc. “The capital raised through our IPO will allow us to continue growing the Byline franchise and increase our market share among small businesses and middle-market companies in the markets we serve. We believe this a very exciting time for Byline. Our second quarter results reflect the positive impact of our efforts over the past year to drive revenue growth and improve efficiencies. Compared to the second quarter of 2016, our total revenues increased by more than 60% while our efficiency ratio improved to 66.23% from 83.03%. As a result, we were able to deliver a 136.2% year-over-year increase in net income.

“Our new loan and lease production has steadily increased throughout the first half of the year and that momentum has carried over into the third quarter. Our pipelines remain strong across all of our teams which should result in stronger balance sheet growth for the second half of the year. As we continue to attract new customers and talented bankers, add quality assets and leverage our strong core deposit base, we anticipate generating a steady increase in our level of profitability and creating long-term value for our stockholders,” said Mr. Paracchini.

As previously disclosed, during the second quarter of 2017 and in connection with the Company’s initial public offering, the Company agreed to repurchase all $15.0 million of its outstanding shares of Series A Preferred Stock for $25.5 million. The $10.5 million excess of the consideration paid over the $15.0 million carrying amount of the Series A Preferred Stock was treated as a one-time dividend declaration on the Series A Preferred Stock in accordance with applicable accounting guidance. Both the dividend declared on the Series A Preferred Stock and the regular quarterly dividend paid on the Series B Preferred Stock are reflected in the reported net loss attributable to common stockholders for the second quarter of 2017, which was $4.6 million, or $0.18 per common share. The one-time impact of the Series A Preferred stock repurchase was $0.42 per diluted common share.

Byline Bancorp, Inc.

Net Interest Income

Net interest income for the second quarter of 2017 was $29.8 million, compared with $29.5 million for the first quarter of 2017. The increase in net interest income was due primarily to an increase in accretion income attributable to the acquired purchased credit impaired loans in our portfolio and an increase in loan yields stemming from rising interest rates. The increase in accretion income was driven by an improvement in the expected future performance of the acquired purchase credit impaired loans in the portfolio.

Relative to the second quarter of 2016, net interest income increased 46.3%. The increase was primarily attributable to organic growth in the loan and lease portfolio and the impact of the Ridgestone Financial Services, Inc. acquisition completed in October 2016.

Net Interest Margin

Net interest margin for the second quarter of 2017 was 4.02%, up 2 basis points from the first quarter of 2017. Net interest margin for the second quarter of 2017 increased due to additional accretion income and increased earning asset yields due to the rise in short term interest rates during the quarter. This was offset by increases in the cost of interest bearing liabilities.

Relative to the second quarter of 2016, the net interest margin increased from 3.41%, primarily due to an increase in accretion income and a favorable shift in the mix and yield of earning assets.

Non-interest Income

Non-interest income for the second quarter of 2017 was $13.2 million, an increase of 7.2% from $12.3 million for the first quarter of 2017. The increase was primarily due to higher gain on sale income and servicing income.

The Company’s net gain on sales of government guaranteed loans is generated through its Small Business Capital (SBC) group which was established in conjunction with the acquisition of Ridgestone Financial Services, Inc.

During the second quarter of 2017, the Company recognized $8.3 million in net gains on sales of government guaranteed loans, compared to $8.2 million for the first quarter of 2017. The increase was attributable to a higher average net premium on sales of government guaranteed loans. During the second quarter of 2017, the Company sold $75.1 million of government guaranteed loans compared to $76.5 million in the first quarter of 2017.

Non-interest income increased 112.9% from $6.2 million in the second quarter of 2016. The increase was primarily attributable to net gains on sales of government guaranteed loans and associated servicing fees resulting from the acquisition of Ridgestone Financial Services, Inc.

Non-interest Expense

Non-interest expense for the second quarter of 2017 was $29.2 million, compared with $28.9 million for the first quarter of 2017, a 1.0% increase. Compared to the prior quarter, the most significant variances included a $711,000 increase in other real estate owned expenses primarily due to a reduction in the

Byline Bancorp, Inc.

net gain on sales of other real estate owned, a $624,000 increase in salaries and employee benefits expense associated with an increase in lending personnel during the quarter, which was partially offset by a $581,000 decrease in professional fees. When compared to the second quarter 2016, non-interest expense increased by $6.4 million primarily due to personnel and operating expenses added as a result of the Ridgestone Financial Services, Inc. acquisition.

The Company’s efficiency ratio was 66.23% in the second quarter of 2017, compared with 67.11% in the first quarter of 2017 and 83.03% in the second quarter of 2016. The improvement in efficiency ratio from the prior periods is primarily attributable to higher revenues resulting from the acquisition of Ridgestone Financial Services, Inc. and organic loan and lease growth, combined with cost savings recognized from branch consolidations in 2016.

Loan and Lease Portfolio

Total loans and leases held for investment were $2.1 billion at June 30, 2017, an increase of $5.9 million from March 31, 2017. The Company’s originated loan and lease portfolio increased by $154.8 million during the second quarter of 2017, which was offset by $148.9 million of net run-off in the portfolio. The growth in the originated loan and lease portfolio was primarily driven by increases in commercial real estate loans, government guaranteed lending, and leases.

During the first half of the year we experienced a higher than anticipated level of run-off in our loan portfolio driven by several commercial real estate construction projects achieving stabilization, refinancing activity in syndicated credits where we opted not to participate in the new facility and a commercial loan that paid off in full.

Deposits

Total deposits were $2.5 billion at June 30, 2017, compared with $2.6 billion at March 31, 2017. The deposit mix changed slightly with non-interest bearing demand deposits increasing by $49.4 million offset by a decrease in municipal deposits subject to seasonality and run-off in the time deposits acquired as part of the Ridgestone acquisition. The increase in non-interest bearing deposits was driven by new deposit relationships and loan fundings that occurred at the end of the quarter. Non-interest bearing deposits accounted for 30.8% of total deposits for the second quarter versus 28.4% in the first quarter. Core deposits remained stable at 84.9% of total deposits at June 30, 2017.

Asset Quality

Non-performing assets totaled $29.0 million, or 0.86% of total assets, at June 30, 2017, an increase from $22.0 million, or 0.67% of total assets, at March 31, 2017. The increase in non-performing assets during the second quarter of 2017 was primarily due to an increase in nonaccrual loans of $7.4 million primarily in the government guaranteed loan portfolio, partially offset by a decrease in other real estate owned of $489,000.

The increase in nonaccrual loans for the quarter was driven primarily by two commercial loans. One of the loans is a government guaranteed loan carrying an 80% government guaranty and the other is fully secured by cash.

Byline Bancorp, Inc.

Net charge-offs for the second quarter of 2017 were $1.4 million, or 0.26% of average loans and leases, on an annualized basis, compared to $1.0 million, or 0.19%, for the first quarter of 2017, and $2.6 million, or 0.68%, for the second quarter of 2016.

The Company recorded a provision for loan and lease losses of $3.5 million for the second quarter of 2017, compared to $1.9 million for the first quarter of 2017, and $1.2 million for the second quarter of 2016, reflecting growth in the loan and lease portfolio and net impairment of certain acquired loans based on a periodic update of expected loan cash flows. The updated estimates of expected loan cash flows on acquired loans also resulted in the reclassification of approximately $15.4 million of non-accretable yield to accretable yield that will be prospectively recognized over the estimated life of the loans.

The Company’s allowance for loan and lease losses was 0.65% of total loans and leases and 85.85% of non-performing loans and leases at June 30, 2017, compared to 0.55% and 133.57%, respectively, at March 31, 2017. The reduction in the ratio was driven by the increase in nonaccrual loans. The acquisition accounting adjustment on acquired loans was $37.7 million and $41.0 million at June 30, 2017 and March 31, 2017, respectively.

Capital

At June 30, 2017, the Company exceeded all applicable regulatory capital requirements under Basel III, as summarized in the following table:

	June 30, 2017	December 31, 2016	Regulatory Requirements for the Bank to be considered “Well- Capitalized”
Total capital to risk-weighted assets	15.68%	13.28%	10.00%
Tier 1 capital to risk-weighted assets	15.06%	12.78%	8.00%
Common equity Tier 1 capital to risk weighted assets	13.61%	11.20%	6.50%
Tier 1 capital to average assets	11.73%	10.07%	5.00%
Tangible common equity to tangible assets	11.16%	8.85%	NA

Conference Call, Webcast and Slide Presentation

The Company will host a conference call and webcast at 9:00 a.m. Central Time on Friday, July 28, 2017 to discuss its quarterly financial results. The call can be accessed via telephone at (888) 317-6016. A recorded replay can be accessed through August 11, 2017 by dialing (877) 344-7529; passcode: 10110708.

A slide presentation relating to the second quarter 2017 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at www.bylinebancorp.com.

Byline Bancorp, Inc.

About Byline Bancorp, Inc.

Headquartered in Chicago, Byline Bancorp, Inc. is the holding company for Byline Bank, a full service commercial bank serving small- and medium-sized businesses, financial sponsors, and consumers. Byline Bank had $3.3 billion in assets at June 30, 2017, and operates more than 50 full service branch locations throughout the Chicago and Milwaukee metropolitan areas. Byline Bank offers a broad range of commercial and retail banking products and services including small ticket equipment leasing solutions and is one of the top 10 Small Business Administration lenders in the United States.

Non-GAAP Financial Measures

This release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures include non-interest income to total revenues, pre-tax pre-provision return on average assets, tangible book value per share and tangible common equity to tangible assets. Management believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations and cash flows computed in accordance with GAAP; however, management acknowledges that our non-GAAP financial measures have a number of limitations. As such, these disclosures should not be viewed as a substitute for results determined in accordance with GAAP financial measures that other companies use. Management also uses these measures for peer comparison. See “Reconciliation of Non-GAAP Financial Measures” in the financial schedules included in this press release for a reconciliation of the non- GAAP financial measures to the comparable GAAP financial measures.

Non-interest income to total revenues is non-interest income divided net interest income plus non-interest income. Management believes that it is standard practice in the industry to present non-interest income as a percentage of total revenue. Accordingly, management believes providing these measures may be useful for peer comparison.

Pre-tax pre-provision return on average assets is pre-tax income plus the provision for loan and lease losses, divided by average assets. Management believes this metric is important due to the tax benefit resulting from the reversal of the net deferred tax asset valuation allowance and demonstrates profitability excluding the tax benefit and excludes the provision for loan and lease losses.

Tangible book value per share is calculated as tangible common equity divided by total shares of common stock outstanding. Management believes this metric is important due to the relative changes in the book value per share exclusive of changes in intangible assets.

Tangible common equity to tangible assets is calculated as tangible common equity divided by tangible assets. Management believes this measure is important to investors and analysts interested in relative changes in the ratio of total stockholders’ equity to total assets, each exclusive of changes in intangible assets.

Byline Bancorp, Inc.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, made through the use of words or phrases such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. Forward-looking statements reflect various assumptions and involve elements of subjective judgement and analysis, which may or may not prove to be correct, and which are subject to uncertainties and contingencies outside the control of Byline and its respective affiliates, directors, employees and other representatives, which could cause actual results to differ materially from those presented in this communication. No representations, warranties or guarantees are or will be made by Byline as to the reliability, accuracy or completeness of any forward-looking statements contained in this communication or that such forward-looking statements are or will remain based on reasonable assumptions. You should not place undue reliance on any forward-looking statements contained in this communication. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under the federal securities laws.

Contacts:

Investors:	Media:

Allyson Pooley/Tony Rossi	Erin O’Neill
Financial Profiles, Inc.	Director of Marketing
IRBY@bylinebank.com	Byline Bank
773-475-2901
eoneill@bylinebank.com

BYLINE BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (unaudited)

(in thousands)	June 30, 2017	March 31, 2017	June 30, 2016
Assets
Cash and cash equivalents	$79,821	$83,267	$60,234
Securities available-for-sale, at fair value	591,933	590,507	627,030
Securities held-to-maturity, at amortized cost	127,397	132,897	150,892
Restricted stock, at cost	11,978	9,503	9,350
Loans held for sale	6,835	23,492	2,077
Loans and leases	2,149,390	2,143,534	1,603,619
Allowance for loan and lease losses	(13,969)	(11,817)	(6,490)

Net loans and leases	2,135,421	2,131,717	1,597,129
Servicing assets, at fair value	21,424	21,223	—
Accrued interest receivable	6,961	7,498	5,705
Premises and equipment, net	98,891	99,563	105,843
Assets held for sale	13,666	13,666	11,208
Other real estate owned, net	12,684	13,173	18,894
Goodwill	51,975	51,975	25,688
Other intangible assets, net	18,290	19,058	20,845
Bank-owned life insurance	5,643	6,676	4,137
Deferred tax assets, net	58,784	62,925	—
Due from broker	82,699	—	—
Other assets	35,720	17,573	10,175

Total assets	$3,360,122	$3,284,713	$2,649,207

Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$781,636	$732,267	$645,895
NOW, savings accounts, and money market accounts	980,875	1,032,536	1,003,507
Time deposits	778,087	811,036	495,953

Total deposits	2,540,598	2,575,839	2,145,355
Accrued interest payable	1,562	1,893	541
Line of credit	16,150	18,150	—
Federal Home Loan Bank advances	219,611	209,663	190,000
Securities sold under agreements to repurchase	32,429	31,940	11,536
Junior subordinated debentures issued to capital trusts, net	27,309	27,130	25,153
Accrued expenses and other liabilities	74,732	30,415	40,922

Total liabilities	2,912,391	2,895,030	2,413,507
Total stockholders’ equity	447,731	389,683	235,700

Total liabilities and stockholders’ equity	$3,360,122	$3,284,713	$2,649,207

BYLINE BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	For the six months ended		For the three months ended
(in thousands, except per share data)	June 30, 2017	June 30, 2016	June 30, 2017	March 31, 2017	June 30, 2016
Net interest income:
Total interest income	$65,803	$44,932	$33,315	$32,488	$22,055
Total interest expense	6,454	3,431	3,504	2,950	1,674

Net interest income	59,349	41,501	29,811	29,538	20,381
Provision for loan and lease losses	5,406	3,665	3,515	1,891	1,152

Net interest income after provision for loan and lease losses	53,943	37,836	26,296	27,647	19,229

Non-interest income:
Fees and service charges on deposits	2,567	2,762	1,348	1,219	1,373
Servicing fees	1,995	—	1,076	919	—
ATM and interchange fees	2,847	2,922	1,499	1,348	1,514
Net gains on sales of securities available-for-sale	9	2,429	1	8	1,506
Net gains on sales of loans	16,527	21	8,445	8,082	21
Other non-interest income	1,556	2,352	824	732	1,784

Total non-interest income	25,501	10,486	13,193	12,308	6,198

Non-interest expense:
Salaries and employee benefits	33,828	22,940	17,226	16,602	11,000
Occupancy expense, net	7,224	7,561	3,485	3,739	3,759
Equipment expense	1,179	1,003	616	563	468
Loan and lease related expenses	1,678	647	801	877	186
Legal, audit and other professional fees	2,761	2,720	1,090	1,671	1,727
Data processing	4,856	3,770	2,447	2,409	1,950
Net (gain) loss recognized on other real estate owned and other related expenses	(429)	1,094	141	(570)	195
Regulatory assessments	568	1,428	384	184	578
Other intangible assets amortization expense	1,538	1,495	769	769	748
Advertising and promotions	607	298	318	289	63
Telecommunications	814	914	396	418	456
Other non-interest expense	3,476	3,434	1,576	1,900	1,687

Total non-interest expense	58,100	47,304	29,249	28,851	22,817

Income before provision for income taxes	21,344	1,018	10,240	11,104	2,610
Provision (benefit) for income taxes	8,638	(231)	4,094	4,544	9

Net income	12,706	1,249	6,146	6,560	2,601

Dividends on preferred shares	10,886	—	10,697	189	—

Net income (loss) available (attributable) to common stockholders	$1,820	$1,249	$(4,551)	$6,371	$2,601

Basic earnings (loss) per common share	$0.07	$0.07	$(0.18)	$0.26	$0.13
Diluted earnings (loss) per common share	$0.07	$0.07	$(0.18)	$0.25	$0.13

BYLINE BANCORP, INC.

CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the six months ended		For the three months ended
	June 30,	June 30,	June 30,	March 31,	June 30,
(dollars in thousands, except share and per share data)	2017	2016	2017	2017	2016
Summary of Operations
Net interest income	$59,349	$41,501	$29,811	$29,538	$20,381
Provision for loan and lease losses	5,406	3,665	3,515	1,891	1,152
Non-interest income	25,501	10,486	13,193	12,308	6,198
Non-interest expense	58,100	47,304	29,249	28,851	22,817

Income before provision for income taxes	21,344	1,018	10,240	11,104	2,610
Provision (benefit) for income taxes	8,638	(231)	4,094	4,544	9

Net income	12,706	1,249	6,146	6,560	2,601

Dividends on preferred shares	10,886	—	10,697	189	—

Net income (loss) available (attributable) to common stockholders	$1,820	$1,249	$(4,551)	$6,371	$2,601

Earnings per Common Share
Basic earnings (loss) per common share	$0.07	$0.07	$(0.18)	$0.26	$0.13
Diluted earnings (loss) per common share	$0.07	$0.07	$(0.18)	$0.25	$0.13
Weighted average common shares outstanding (basic)	24,642,287	18,505,002	24,667,587	24,616,706	19,487,778
Weighted average common shares outstanding (diluted)	25,106,887	18,759,074	24,667,587	25,078,427	19,741,850
Common shares outstanding	29,246,900	19,487,778	29,246,900	24,616,706	19,487,778
Key Ratios (annualized where applicable)
Net interest margin	4.01%	3.51%	4.02%	4.00%	3.41%
Cost of deposits	0.27%	0.20%	0.30%	0.24%	0.19%
Efficiency ratio (1)	66.66%	88.12%	66.23%	67.11%	83.03%
Non-interest expense to average assets	3.55%	3.66%	3.57%	3.53%	3.50%
Return on average stockholders’ equity	6.52%	1.18%	6.21%	6.83%	4.53%
Return on average assets	0.78%	0.10%	0.75%	0.80%	0.40%
Non-interest income to total revenues (2)	30.05%	20.17%	30.68%	29.41%	23.32%
Pre-tax pre-provision return on average assets (2)	1.63%	0.36%	1.68%	1.59%	0.58%
Non-interest bearing deposits / total deposits	30.77%	30.11%	30.77%	28.43%	30.11%
Deposits / branch	$44,572	$32,020	$44,572	$45,190	$32,020
Loans and leases held for sale and loans and leases held for investment/ total deposits	84.87%	74.85%	84.87%	84.13%	74.85%
Deposits / total liabilities	87.23%	88.89%	87.23%	88.97%	88.89%
Tangible book value per common share (2)	$12.55	$8.94	$12.55	$11.91	$8.94

(1)	Represents non-interest expense less amortization of intangible assets divided by net interest income and non-interest income.
(2)	Represents a non-GAAP financial measure. See “Reconciliations of non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.
(3)	Represents the remaining unamortized premium or unaccreted discount as a result of applying the fair value adjustment at the time of the business combination on acquired loans.

BYLINE BANCORP, INC.

CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	As of or for the period ended,
	June 30,	March 31,	June 30,
	2017	2017	2016
Asset Quality Ratios
Non-performing loans and leases / total loans and leases held for investment, net before ALLL	0.76%	0.41%	0.54%
ALLL / total loans and leases held for investment, net before ALLL	0.65%	0.55%	0.40%
Net charge-offs / average total loans and leases held for investment, net before ALLL	0.22%	0.19%	0.65%
Acquisition accounting adjustments (in thousands) (3)	$37,713	$41,024	$18,589

Capital Ratios
Common equity to total assets	13.01%	11.09%	8.33%
Total capital to risk-weighted assets	15.68%	13.49%	13.14%
Tier 1 capital to risk-weighted assets	15.06%	12.94%	12.74%
Common equity Tier 1 capital to risk weighted assets	13.61%	10.85%	9.94%
Tier 1 capital to average assets	11.73%	9.59%	8.81%
Tangible common equity to tangible assets (2)	11.16%	9.12%	6.69%

(1)	Represents non-interest expense less amortization of intangible assets divided by net interest income and non-interest income.
(2)	Represents a non-GAAP financial measure. See “Reconciliations of non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.
(3)	Represents the remaining unamortized premium or unaccreted discount as a result of applying the fair value adjustment at the time of the business combination on acquired loans.

BYLINE BANCORP, INC.

COMPOSITION OF LOANS, LEASES AND DEPOSITS (unaudited)

	June 30,	March 31,	June 30,
(in thousands)	2017	2017	2016
Composition of Loans and Leases
Commercial real estate	$829,189	$822,850	$534,226
Residential real estate	584,716	601,407	628,979
Construction land development, and other land	92,636	105,315	77,219
Commercial and industrial	469,505	448,467	223,688
Installment and other	3,515	2,820	1,641
Lease financing receivables	169,829	162,675	137,866

Total loans and leases	$2,149,390	$2,143,534	$1,603,619

Composition of Deposits
Non-interest checking	$781,636	$732,267	$645,895
Interest checking	182,351	192,317	175,916
Money market accounts	353,304	393,372	383,274
Savings	445,220	446,847	444,317
Time deposits (below $100,000)	395,385	407,471	291,738
Time deposits ($100,000 and above)	382,702	403,565	204,215

Total deposits	$2,540,598	$2,575,839	$2,145,355

BYLINE BANCORP, INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (unaudited)

	As of or for the six months ended		As of or for the three months ended
	June 30,	June 30,	June 30,	March 31,	June 30,
(dollars in thousands, except share and per share data)	2017	2016	2017	2017	2016
Total revenues:
Net interest income	$59,349	$41,501	$29,811	$29,538	$20,381
Add: Non-interest income	25,501	10,486	13,193	12,308	6,198
Total revenues	$84,850	$51,987	$43,004	$41,846	$26,579
Non-interest income to total revenues:
Non-interest income	$25,501	$10,486	$13,193	$12,308	$6,198
Total revenues	84,850	51,987	43,004	41,846	26,579
Non-interest income to total revenues	30.05%	20.17%	30.68%	29.41%	23.32%
Pre-tax pre-provision net income:
Pre-tax income	$21,344	$1,018	$10,240	$11,104	$2,610
Add: Provision for loan and lease losses	5,406	3,665	3,515	1,891	1,152
Pre-tax pre-provision net income	$26,750	$4,683	$13,755	$12,995	$3,762
Pre-tax pre-provision return on average assets:
Total average assets	$3,299,457	$2,599,905	$3,284,665	$3,315,095	$2,622,373
Pre-tax pre-provision net income	26,750	4,683	13,755	12,995	3,762
Pre-tax pre-provision return on average assets	1.63%	0.36%	1.68%	1.59%	0.58%
Tangible common equity:
Total stockholders’ equity	$447,731	$235,700	$447,731	$389,683	$235,700
Less: Preferred stock	10,438	15,003	10,438	25,441	15,003
Less: Goodwill	51,975	25,688	51,975	51,975	25,688
Less: Core deposit intangibles and other intangibles	18,290	20,845	18,290	19,058	20,845
Tangible common equity	$367,028	$174,164	$367,028	$293,209	$174,164
Tangible assets:
Total assets	$3,360,122	$2,649,207	$3,360,122	$3,284,713	$2,649,207
Less: Goodwill	51,975	25,688	51,975	51,975	25,688
Less: Core deposit intangibles and other intangibles	18,290	20,845	18,290	19,058	20,845
Tangible assets	$3,289,857	$2,602,674	$3,289,857	$3,213,680	$2,602,674
Tangible book value per share:
Tangible common equity	$367,028	$174,164	$367,028	$293,209	$174,164
Shares of common stock outstanding	29,246,900	19,487,778	29,246,900	24,616,706	19,487,778
Tangible book value per share	$12.55	$8.94	$12.55	$11.91	$8.94
Tangible common equity to tangible assets:
Tangible common equity	$367,028	$174,164	$367,028	$293,209	$174,164
Tangible assets	3,289,857	2,602,674	3,289,857	3,213,680	2,602,674
Tangible common equity to tangible assets	11.16%	6.69%	11.16%	9.12%	6.69%

BYLINE BANCORP, INC

NET INTEREST MARGIN (unaudited)

	For the six months ended,
		June 30, 2017			June 30, 2016
	Average Balance	Interest Inc / Exp	Average Yield / Rate	Average Balance	Interest Inc / Exp	Average Yield / Rate
ASSETS
Cash and cash equivalents	$58,218	$222	0.77%	$29,024	$41	0.28%
Loans and leases	2,174,118	57,577	5.34%	1,485,121	37,253	5.04%
Securities available-for-sale	614,367	6,344	2.08%	707,699	5,897	1.68%
Securities held-to-maturity	119,518	1,376	2.32%	136,702	1,384	2.04%
Tax-exempt securities	19,933	284	2.87%	21,428	357	3.35%

Total interest-earning assets	$2,986,154	$65,803	4.44%	$2,379,974	$44,932	3.80%

Allowance for loan losses	(11,772)			(7,821)
All other assets	325,075			227,752

TOTAL ASSETS	$3,299,457			$2,599,905

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits
Interest Checking	$184,881	$58	0.06%	$187,955	$64	0.07%
Money market accounts	370,848	438	0.24%	395,555	485	0.25%
Savings	447,107	158	0.07%	441,522	151	0.07%
Time Deposits	794,950	2,752	0.70%	536,093	1,518	0.57%
Federal Home Loan Bank advances	263,268	1,432	1.10%	99,577	171	0.35%
Other Borrowed Funds	73,065	1,616	4.46%	37,184	1,042	5.64%

Total interest bearing liabilities	$2,134,119	$6,454	0.61%	$1,697,886	$3,431	0.41%

Non-interest checking	731,117			649,368
Other liabilities	40,972			40,452
Total stockholders’ equity	393,249			212,199

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,299,457			$2,599,905

Net interest spread			3.83%			3.39%

Net interest income		$59,349			$41,501

Net interest margin			4.01%			3.51%

BYLINE BANCORP, INC

NET INTEREST MARGIN (unaudited)(continued)

	For the three months ended,
		June 30, 2017			March 31, 2017
	Average Balance	Interest Inc /Exp	Average Yield / Rate	Average Balance	Interest Inc / Exp	Average Yield /Rate
ASSETS
Cash and cash equivalents	$80,327	$174	0.87%	$35,864	$48	0.54%
Loans and leases	2,153,482	29,181	5.44%	2,194,984	28,396	5.25%
Securities available-for-sale	605,688	3,134	2.08%	623,144	3,210	2.09%
Securities held-to-maturity	116,931	675	2.32%	122,134	701	2.33%
Tax-exempt securities	21,413	151	2.83%	18,436	133	2.93%

Total interest-earning assets	$2,977,841	$33,315	4.49%	$2,994,562	$32,488	4.40%

Allowance for loan losses	(12,377)			(11,160)
All other assets	319,201			331,693

TOTAL ASSETS	$3,284,665			$3,315,095

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits
Interest Checking	$187,825	$31	0.07%	$181,903	$27	0.06%
Money market accounts	374,383	226	0.24%	367,273	212	0.23%
Savings	447,324	79	0.07%	446,891	79	0.07%
Time Deposits	799,285	1,586	0.80%	790,566	1,165	0.60%
Federal Home Loan Bank advances	225,579	772	1.37%	301,375	660	0.89%
Other Borrowed Funds	76,255	810	4.26%	69,841	807	4.69%

Total interest bearing liabilities	$2,110,651	$3,504	0.67%	$2,157,849	$2,950	0.55%

Non-interest checking	745,907			716,162
Other liabilities	31,290			51,443
Total stockholders’ equity	396,817			389,641

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,284,665			$3,315,095

Net interest spread			3.82%			3.85%

Net interest income		$29,811			$29,538

Net interest margin			4.02%			4.00%

BYLINE BANCORP, INC

NET INTEREST MARGIN (unaudited)(continued)

	For the three months ended,
		June 30, 2017			June 30, 2016
	Average Balance	Interest Inc / Exp	Average Yield / Rate	Average Balance	Interest Inc / Exp	Average Yield / Rate
ASSETS
Cash and cash equivalents	$80,327	$174	0.87%	$32,110	$24	0.30%
Loans and leases	2,153,482	29,181	5.44%	1,522,987	18,254	4.82%
Securities available-for-sale	605,688	3,134	2.08%	685,128	2,914	1.71%
Securities held-to-maturity	116,931	675	2.32%	141,592	685	1.95%
Tax-exempt securities	21,413	151	2.83%	21,423	178	3.34%

Total interest-earning assets	$2,977,841	$33,315	4.49%	$2,403,240	$22,055	3.69%

Allowance for loan losses	(12,377)			(7,856)
All other assets	319,201			226,989

TOTAL ASSETS	$3,284,665			$2,622,373

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits
Interest Checking	$187,825	$31	0.07%	$189,269	$33	0.07%
Money market accounts	374,383	226	0.24%	402,000	257	0.26%
Savings	447,324	79	0.07%	443,182	76	0.07%
Time Deposits	799,285	1,586	0.80%	516,333	699	0.54%
Federal Home Loan Bank advances	225,579	772	1.37%	102,945	93	0.36%
Other Borrowed Funds	76,255	810	4.26%	37,308	516	5.56%

Total interest bearing liabilities	$2,110,651	$3,504	0.67%	$1,691,037	$1,674	0.40%

Non-interest checking	745,907			651,200
Other liabilities	31,290			49,306
Total stockholders’ equity	396,817			230,830

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,284,665			$2,622,373

Net interest spread			3.82%			3.29%

Net interest income		$29,811			$20,381

Net interest margin			4.02%			3.41%